Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
DGI Resolution, Inc. (1))		Case No. 09-14063 (PJW)
)
)
Debtor.	)

DEBTOR’S FIRST AMENDED CHAPTER 11 PLAN OF LIQUIDATION

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Christopher M. Samis (No. 4909)

Travis A. McRoberts (No. 5274)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone:  (302) 651-7700

Facsimile:  (302) 651-7701

Attorneys for the Debtor and

Debtor in Possession

Dated:  April 5, 2010

(1)  The debtor in this case, along with the last four digits of the federal tax identification number for the debtor, is DGI Resolution, Inc. (6704).

INTRODUCTION

DGI Resolution, Inc., f/k/a deCODE genetics, Inc., the debtor and debtor-in-possession in the above-captioned chapter 11 case (the “Debtor”), proposes this Chapter 11 Plan of Liquidation (the “Plan”) pursuant to the provisions of the Bankruptcy Code.

The Plan effects a transfer of all of the Debtor’s Assets and liabilities into the newly formed DGI Liquidating Trust created for purposes of, inter alia, making distributions to the Holders of Allowed Claims, pursuing Causes of Action, and otherwise completing the liquidation of the Estate, all as more fully set forth in this Plan.

ARTICLE I

DEFINITIONS

A.                                    Defined Terms

Unless otherwise provided in this Plan, all terms used herein shall have the meanings ascribed to such terms in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure.  For the purposes of this Plan, the following terms (which appear in this Plan in capitalized form) shall have the meanings set forth below, and such meanings shall be equally applicable to the singular and to the plural form of the terms defined, unless the context otherwise requires.

1.             “ACH” shall mean an automated clearing house transfer from a domestic bank.

2.             “Administrative Claim” shall mean any Claim for costs and expenses of administration of this Chapter 11 Case with priority under Bankruptcy Code § 507(a)(2), including, without limitation, costs and expenses allowed under Bankruptcy Code § 503(b), the actual and necessary costs and expenses of preserving the Estate of the Debtor, any Claim arising under Bankruptcy Code § 503(b)(9), any claim relating to the right of reclamation to the extent afforded such priority under the Bankruptcy Code, any Professional Fee Claims, the Indenture Trustee Fee, and any fees or charges assessed against the Estate of the Debtor under 28 U.S.C. § 1930.

3.             “Administrative Expense Request” shall mean a request or motion for payment of an Administrative Claim.

4.             “Administrative Expense Request Deadline” shall mean the date set as the deadline for filing Administrative Expense Requests for Administrative Claims, which shall be thirty (30) days after the Effective Date, excluding Professional Fee Claims and any fees or charges asserted against the Estate of the Debtor under 28 U.S.C. §1930.

5.             “Administrative Fund” shall mean the reserve established for the Post-Confirmation Expenses in accordance with Article IV.E herein, which reserve may be augmented by the Liquidating Trustee in consultation with and at the direction of the Trust Oversight Committee.

6.             “Allowed Claim” shall mean a Claim: (i) that has been Scheduled and (a) is not Scheduled as disputed, contingent or unliquidated and (b) as to which no Proof of Claim has been filed; (ii) as to which a timely Proof of Claim has been filed as of the relevant Bar Date and (x) no objection thereto, or motion to subordinate, disallow or otherwise limit recovery, has been made, and (y) the Liquidating Trustee has determined that no objection, or motion to subordinate, disallow or otherwise limit recovery, will be made to such Claim; (iii) as to which a timely Administrative Expense Request has been filed and (x) no objection thereto, or application to equitably subordinate or otherwise limit recovery has been made, and (y) the Liquidating Trustee has determined that no objection, or application to equitably subordinate or otherwise limit recovery, will be made to such Administrative Expense Request; or (iv) that has been allowed by a Final Order.  An Allowed Claim shall not include interest on the amount of any Claim except with respect to an Allowed Secured Claim as permitted by Bankruptcy Code § 506(b) or as specifically provided in this Plan, or by Final Order of the Bankruptcy Court.  If the Liquidating Trustee shall object to any Claim in accordance with Bankruptcy Code § 502(d), such Claim shall not be an Allowed Claim until the avoidable transfer is returned, a Final Order has been entered that no avoidable transfer exists, or an agreement or settlement is reached that is approved by the Bankruptcy Court or pursuant to provisions in the Plan.

7.             “Allowed [                  ] Claim” shall mean an Allowed Claim of a specified Class or an Allowed Claim that is an Administrative Claim, Priority Tax Claim, Priority Claim, Secured Claim, Unsecured Claim or Interest Related Claim, as the case may be.

8.             “Assets” shall mean all assets of the Debtor, of any nature whatsoever, including, without limitation, all property of the Estate under and pursuant to Bankruptcy Code § 541; Cash; Causes of Action, including Avoidance Actions; rights; interests; and property, real and personal, tangible and intangible.

9.             “Assumption Objection Deadline” shall mean the date four (4) days prior to the Confirmation Hearing.

10.          “Assumption Schedule” shall mean the schedule of Executory Contracts (not previously assumed in the Chapter 11 Case) to be assumed by the Debtor as of the Effective Date pursuant to this Plan, together with the amount of cure payments, if any, to be paid by the Liquidating Trustee from the Assets in accordance with Bankruptcy Code § 365(b)(1).

11.          “Avoidance Action(s)” shall mean all claims and Causes of Action arising under chapter 5 of the Bankruptcy Code.

12.          “Bankruptcy Code” shall mean title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Case, as in effect on the Petition Date.

13.          “Bankruptcy Court” shall mean the United States District Court for the District of Delaware with jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the United States Bankruptcy Court for the District of Delaware, or any court having competent jurisdiction to enter the Confirmation Order.

14.          “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure effective in accordance with the provisions of 28 U.S.C. § 2075, as the same shall from time to time be amended.

15.          “Bar Date” shall mean (i) April 12, 2010 at 12:00 a.m. (midnight) Eastern Daylight Time, and (ii) such other date(s) fixed by order(s) of the Bankruptcy Court, by which all Persons, including governmental units, asserting a Claim against the Debtor, must have filed a Proof of Claim or be forever barred from asserting such Claim.

16.          “Bar Date Order” shall mean that certain order of the Bankruptcy Court dated as of February 9, 2010 [Docket No. 177], establishing the April 12, 2010 Bar Date for filing Proofs of Claim, with only those exceptions permitted thereby.

17.          “Business Day” shall mean a day (i) other than Saturday, Sunday, a legal holiday or other day on which commercial banks in the State of Delaware are authorized or required by law to close and (ii) as further defined in Bankruptcy Rule 9006(a).

18.          “Cash” shall mean cash and cash equivalents in certified or immediately available funds, including, but not limited to, bank deposits, checks and similar items.

19.          “Causes of Action” shall mean all claims as defined in section 101(5) of the Bankruptcy Code, causes of action, third-party claims, counterclaims and crossclaims

(including, but not limited to, any and all alter ego or derivative claims and any Causes of Action described in the Disclosure Statement) of the Debtor and/or its Estate that are pending on the Effective Date or may be instituted after the Effective Date against any Person.

20.          “Chapter 11 Case” shall mean the above-captioned chapter 11 case of the Debtor pending in the Bankruptcy Court under Case No. 09-14063 (PJW).

21.          “Claims” shall mean any claim(s) against the Debtor as such term is defined in Bankruptcy Code § 101(5).

22.          “Class” shall mean each class of Holders of Claims or Interests specified in Article II.A of this Plan.

23.          “Common Stock” shall mean the common stock of the Debtor.

24.          “Committee” shall mean the Official Committee of Unsecured Creditors of the Debtor appointed by the United States Trustee in the Chapter 11 Case, as its composition may change from time to time.

25.          “Confirmation Date” shall mean the date on which the Confirmation Order is entered on the docket in the Chapter 11 Case by the Bankruptcy Court.

26.          “Confirmation Hearing” shall mean the hearing at which the Bankruptcy Court considers confirmation of this Plan.

27.          “Confirmation Order” shall mean the order of the Bankruptcy Court confirming this Plan, pursuant to Bankruptcy Code § 1129, and approving the transactions contemplated herein.

28.          “Creditor” shall have the meaning in Bankruptcy Code § 101(10).

29.          “Debtor” shall mean DGI Resolution, Inc., f/k/a deCODE genetics, Inc.

30.          “DGI Liquidating Trust” shall mean the Delaware Common Law Trust, which shall also be treated as a grantor trust and as described more fully in Article IV.B of this Plan.

31.          “Disallowed Claim” shall mean a Claim or any portion thereof that (i) has been disallowed by a Final Order, (ii) is Scheduled as zero or as contingent, disputed or unliquidated and as to which no Proof of Claim or Administrative Expense Request has been timely filed or deemed timely filed with the Bankruptcy Court, (iii) is not Scheduled and as to which no Proof of Claim or Administrative Expense Request has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any order of the Bankruptcy Court or otherwise deemed timely filed under applicable law or this Plan, (iv) has been withdrawn by agreement of the Debtor or the DGI Liquidating Trust and the Holder thereof, or (v) has been withdrawn by the Holder thereof.

32.          “Disbursing Agent” shall mean the Liquidating Trustee and/or the Indenture Trustee, unless another Person is designated to be the Disbursing Agent by the Trust Oversight Committee pursuant to Article VI.

33.          “Disclosure Statement” shall mean the Disclosure Statement dated March 11, 2010 related to this Plan, and all exhibits thereto, filed pursuant to Bankruptcy Code § 1125 and approved by the Bankruptcy Court.

34.          “Disputed Claim” shall mean a Claim or any portion thereof that is neither an Allowed Claim nor a Disallowed Claim, including, without limitation, all Claims that (i) have not been Scheduled by the Debtor or have been Scheduled as unknown, contingent, unliquidated, disputed or at zero, whether or not such Claims are the subject of a Proof of Claim in the Bankruptcy Court, or (ii) are the subject of an objection filed with the Bankruptcy Court, which has not been withdrawn or overruled by a Final Order of the Bankruptcy Court; provided, however, that a Claim shall not be a Disputed Claim to the extent it becomes an Allowed Claim or a Disallowed Claim.

35.          “Distributable Cash” shall mean all remaining available Cash after (i) payment of the Allowed Administrative Claims, Allowed Secured Claims, Allowed Priority Claims and Allowed Priority Tax Claims, and (ii) retention of amounts needed to pay or reserve for anticipated amounts of Post-Confirmation Expenses and Disputed Claims.

36.          “Distribution Record Date” shall mean (a) with respect to Claims in connection with the Notes, the Effective Date, and (b) with respect to all other Claims the Confirmation Date.

37.          “Effective Date” shall mean the day after the Confirmation Order has become a Final Order and each of the following conditions shall have been either (a) satisfied or (b) waived by the Debtor to the extent possible in accordance with applicable law, with the consent of the Committee, which consent shall not be unreasonably withheld:  the Bankruptcy Court shall have approved a disclosure statement with respect to this Plan; fourteen (14) days have passed since the entry of the Confirmation Order in form and substance acceptable to the Debtor and the Committee in their absolute discretion; the Confirmation Order shall have been entered by the Bankruptcy Court and shall not be subject to any stay of effectiveness; the Confirmation Date shall have occurred and no request for revocation of the Confirmation Order under Bankruptcy Code § 1144 shall have been made, or, if made, shall remain pending; and the appointment of the Liquidating Trustee shall have been confirmed by the Confirmation Order or order of the Bankruptcy Court.

38.          “Estate” shall mean the Estate of the Debtor created by Bankruptcy Code § 541.

39.          “Executory Contract” shall mean any executory contract or unexpired lease subject to Bankruptcy Code § 365, between the Debtor and any other Person.

40.          “Face Amount” shall mean (i) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the Holder of such Claim in any Proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (ii) when used in reference to an Allowed Claim, the allowed amount of such Claim.

41.          “Federal Judgment Rate” shall mean the rate applied to judgments of the courts affected by the provisions of 28 U.S.C. § 1961, 18 U.S.C. § 3612, and 40 U.S.C. § 258(e)(1) and calculated in the manner prescribed therein.

42.          “Final Decree” shall mean the decree contemplated under Bankruptcy Rule 3022.

43.          “Final Order” shall mean an order or judgment of the Bankruptcy Court as entered on the docket of the Chapter 11 Case that has not been reversed, stayed, modified or amended and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has run or as to which any right to appeal, reargue, petition for certiorari or seek rehearing has been waived in writing or, if an appeal, reargument, petition for certiorari or rehearing thereof has been pursued or granted then such an appeal, reargument, petition for certiorari or rehearing has been denied, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.  Notwithstanding, and in lieu of the foregoing, insofar as the Confirmation Order confirming this Plan is concerned, Final Order means such order or judgment with respect to which no stay is in effect.

44.          “General Unsecured Claim” shall mean any Claim that is not an Administrative Claim, Secured Claim, Priority Claim, Priority Tax Claim or Interest Related Claim.

45.          “Holder” shall mean the owner or holder of any Claim or Interest.

46.          “Impaired” shall have the meaning set forth in Bankruptcy Code § 1124.

47.          “Indentures” shall mean the Debtor’s indentures with the Bank of New York, National Association, dated April 14, 2004 and November 17, 2006.

48.          “Indenture Trustee” shall mean The Bank of New York Mellon f/k/a The Bank of New York, in its capacity as Indenture Trustee under the Notes.

49.          “Indenture Trustee Charging Lien” shall mean any Lien or other priority in payment arising prior to the Effective Date to which the Indenture Trustee is entitled, pursuant to the Indentures, against distributions to be made to Holders of Notes Claims for payment of any Indenture Trustee Fee.

50.          “Indenture Trustee Fee” shall mean the reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after the consummation of the Plan.

51.          “Initial Distribution” shall mean the first date on which the Disbursing Agent remits payment on any Allowed Claims to Holders of Class 3 Claims pursuant to the terms of the Plan.

52.                               “Interest” shall mean, with respect to the Debtor, any “equity interest” as such term is defined in Bankruptcy Code § 101(16).  Interest shall also include, without limitation, all stock, partnership, membership interest, warrants, options or other rights to purchase or acquire any shares of stock in the Debtor.

53.                               “Interest Related Claim” shall mean any Claim, including pursuant to Bankruptcy Code § 510(b), against the Debtor arising from the purchase or sale of an Interest in the Debtor, or any Claim against the Debtor by an entity that asserts equitable or contractual rights of reimbursement, contribution or indemnification arising from such Claim.

54.                               “IRS” shall mean the Internal Revenue Service.

55.                               “Lien” shall mean any lien, mortgage, charge, security interest, pledge or other encumbrance against or interest in property to secure payment or performance of a claim, debt or litigation.

56.                               “Liquidating Trust Agreement” shall mean that trust agreement for the DGI Liquidating Trust which shall be filed with a plan supplement to be filed prior to the Confirmation Hearing.

57.                               “Liquidating Trustee” shall mean that Person appointed by the Debtor, with the consent of the Committee, but written notice filed with the Bankruptcy Court not later than ten (10) days prior to the Confirmation Hearing, to act as the trustee of the DGI Liquidating Trust or any of his, her or its successors.

58.                               “Membership Interest” shall mean the non-voting junior convertible, non-redeemable preferred membership interests in Saga with a non-participating liquidation preference of $7,153,845 in the aggregate calculated based on all membership interests of Saga on an as converted basis, subject to adjustment as set forth in that certain Asset Purchase

Agreement, dated November 16, 2009, between the Debtor and Saga Investments LLC and approved by the Sale Order.

59.                               “Notes” shall mean the 3.5% Senior Convertible Notes due April 15, 2011 pursuant to Indentures dated April 14, 2004 and November 17, 2006.

60.                               “Organization Documents” shall mean any certificate filed with the Secretary of State prior to the Effective Date, including any certificate of incorporation, and any amendments or restatements thereto, and the bylaws and any amendments and restatements thereto, of the Debtor.

61.                               “Person” shall mean any individual, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any political subdivision thereof or other entity.

62.                               “Petition Date” shall mean November 16, 2009, the date the Debtor commenced the Chapter 11 Case.

63.                               “Plan” shall mean this Chapter 11 Plan of Liquidation (as the same may be modified or amended by the Debtor in accordance with the Bankruptcy Code, the Bankruptcy Rules and other applicable law) and any exhibits hereto and any documents incorporated herein by reference.

64.                               “Post-Confirmation Debtor” shall mean the Debtor after the Effective Date.  Where the context so requires, Post Confirmation Debtor shall include the Estate and/or the Liquidating Trustee.

65.                               “Post-Confirmation Expense” shall mean any fees, costs and expenses (including, without limitation, United States Trustee fees, Liquidating Trustee fees, attorneys’

fees, Disbursing Agent fees, the fees of other professionals, and any taxes imposed on the DGI Liquidating Trust or in respect of its Assets) necessary to complete the liquidation and winding up of the Debtor, its Estate and the DGI Liquidating Trust after the Effective Date.

66.                               “Priority Claim” shall mean a Claim entitled to priority pursuant to Bankruptcy Code § 507 that is not an Administrative Claim or a Priority Tax Claim.

67.                               “Priority Tax Claim” shall mean a Claim of the kind specified in Bankruptcy Code § 507(a)(8) or a tax Claim afforded secured status pursuant to Bankruptcy Code § 506.

68.                               “Professional” shall mean a Person (i) employed by the Debtor and/or the Committee pursuant to a Final Order in accordance with Bankruptcy Code §§ 327 and 1103 and to be compensated for services rendered prior to the Effective Date pursuant to Bankruptcy Code §§ 327, 328, 329, 330 and 331, or (ii) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to Bankruptcy Code § 503(b)(4) by a Final Order.  This term excludes professionals that may be selected and employed by the Liquidating Trustee, the DGI Liquidating Trust or the Trust Oversight Committee on and after the Effective Date.

69.                               “Professional Fee Claim” shall mean all fees and expenses claimed by Professionals which remain unpaid as of the Effective Date.

70.                               “Proof of Claim” shall mean a proof of claim filed in the Chapter 11 Case pursuant to Bankruptcy Code § 501 and/or any order of the Bankruptcy Court, together with supporting documents.

71.                               “Pro Rata” shall mean the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims (including

Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, unless this Plan provides otherwise.

72.                               “Protected Party” shall mean any of the Debtor’s directors and officers, the Liquidating Trustee, the Indenture Trustee, the Estate, the DGI Liquidating Trust, the Committee and the Trust Oversight Committee and their respective officers, directors, managers, employees, members, shareholders, advisors, attorneys, representatives, professionals and other agents as of the Confirmation Date.

73.                               “Reclamation Right” shall mean the right of a Creditor to reclaim goods sold to, and received by, the Debtor in the ordinary course of business as set forth in Bankruptcy Code § 546(c) and excluding any Administrative Claim arising under Bankruptcy Code § 503(b)(9).

74.                               “Sale Order” shall mean the Order (1) Approving Asset Purchase Agreement Between Debtor and Purchaser, (2) Approving Sale of Substantially All Assets and Assumption of Certain Liabilities Free and Clear of All Liens, Claims, Encumbrances and Other Interests, (3) Approving Assumption, Assignment and Sale of Certain Executory Contracts and Unexpired Leases, and (4) Determining Amounts Necessary to Cure Such Executory Contracts and Unexpired Leases [Dkt. No. 159] entered by the Bankruptcy Court on January 14, 2010.

75.                               “Scheduled,” with respect to any Claim, shall mean listed on the Schedules.

76.                               “Schedules” shall mean the Statements of Financial Affairs and Schedules of Assets and Liabilities filed by the Debtor with the Bankruptcy Court in the Chapter 11 Case under Bankruptcy Rule 1007, as such Statements of Financial Affairs and Schedules of Assets and Liabilities have been or may be amended or supplemented from time to time.

77.                               “Secretary of State” shall mean the Secretary of State of the State of Delaware.

78.                               “Secured Claim” shall mean, pursuant to Bankruptcy Code § 506, that portion of a Claim that is (i) secured by a valid, perfected and enforceable security interest, Lien, mortgage or other encumbrance, which is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of the Debtor(s) in and to property of the Estate, to the extent of the value of the Holder’s interest in such property as of the relevant determination date; or (ii) Allowed as such pursuant to the terms of this Plan.  The defined term “Secured Claim” includes (i) any Claim that is subject to an offset right under applicable law and (ii) any secured claim against the Debtor pursuant to Bankruptcy Code §§ 506(a) and 553.

79.                               “Trust Oversight Committee” shall mean the trust oversight committee of Creditors formed on the Effective Date upon the dissolution of the Committee and composed of the existing members of the Committee willing to serve or such other creditors as selected by the Committee and identified in a plan supplement to be filed prior to the Confirmation Hearing or identified by the Trust Oversight Committee pursuant to the terms of the Liquidating Trust Agreement, as applicable.

80.                               “Voting Deadline” means May 6, 2010 at 4:00 p.m. prevailing Eastern Time for all Holders of Claims, which is the date and time by which all votes must be received in accordance with the procedures set forth in the Disclosure Statement Order, or such other date and time as may be established by the Bankruptcy Court.

B.                                    Other Terms

The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to this Plan as a whole and not to any particular article, section or clause contained in this Plan.  A reference to an “Article” refers to an Article, or referenced portion thereof, of this Plan.

A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in or by the Bankruptcy Code.  The rules of construction set forth in Bankruptcy Code § 102 shall apply in constructing this Plan.

C.                                    Exhibits

All Exhibits to this Plan are incorporated by reference into and are made a part of this Plan as if set forth in full herein.

ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS

A.                                    Classification

The classification of Claims (except for Administrative Claims and Priority Tax Claims) and Interests listed below is for all purposes, including, without limitation, voting, confirmation and distributions under this Plan and under Bankruptcy Code §§ 1122 and 1123(a)(1).  Consistent with section 1122 of the Bankruptcy Code, a Claim or Interest shall be deemed classified by the Plan in a particular Class only to the extent such Claim or Interest satisfies the definition of such Class and shall be deemed classified in a different Class to the extent any remainder or other portion of such Claim or Interest satisfies the definition of such different Class.  A Claim is in a particular Class only to the extent such Claim has not been paid or otherwise settled before the Effective Date.  NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR CLAIM OR INTEREST IS CLASSIFIED IN A CERTAIN CLASS FOR VOTING PURPOSES.  THE LIQUIDATING TRUSTEE MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS OR INTERESTS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER A CLAIM IS CLASSIFIED IN A CERTAIN CLASS.  The classification of Claims and Interests pursuant to this Plan is as follows:

CLASS	STATUS	VOTING RIGHTS

Class 1: Priority Claims	Not Impaired	Not Entitled to Vote

Class 2: Secured Claims	Not Impaired	Not Entitled to Vote

Class 3: General Unsecured Claims	Impaired	Entitled to Vote

Class 4: Interests and Interest Related Claims	Impaired	Not Entitled to Vote

B.                                    Unclassified Claims: Administrative Claims and Priority Tax Claims

As provided in Bankruptcy Code § 1123(a)(1), Administrative Claims and Priority Tax Claims shall not be classified for the purposes of voting or receiving distributions under this Plan.  Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in this Article II.B.

1.                                      Administrative Claims

a.                                       Non-Professional Fee Claims

The Liquidating Trustee shall pay each Holder of an Allowed Administrative Claim (excluding Professional Fee Claims) the full amount of such Allowed Administrative Claim, without interest, in Cash, as soon as practicable after the later of the Effective Date or within 10 days after the date such Administrative Claim becomes an Allowed Claim.  Notwithstanding anything herein to the contrary, a Holder of an Allowed Administrative Claim may be paid on such other date or dates and upon such other less favorable terms as may be agreed upon by such Holder and the Liquidating Trustee.  Without limiting the foregoing, all outstanding fees payable to the Office of the United States Trustee under 28 U.S.C. § 1930 that have not been paid as of the Effective Date shall be paid by the Liquidating Trustee no later than thirty (30) days after the Effective Date or when due in the ordinary course.

b.                                       Professional Fee Claims

The Liquidating Trustee shall pay Professionals who are entitled to reimbursement or allowance of fees and expenses from the Debtor’s Estate pursuant to Bankruptcy Code §§ 503(b)(2) - (b)(6), in Cash, in the amount awarded to such Professionals by Final Order of the Bankruptcy Court, as soon as practicable after the later of the Effective Date and the date upon which any order awarding fees and expenses becomes a Final Order, in accordance with the terms of any order entered by the Bankruptcy Court governing the payment of fees and expenses during the course of the Chapter 11 Case, and after application of any retainer received by the Professionals.

Any final application for allowance of a Professional Fee Claim for services rendered and costs incurred through the Effective Date must be filed with the Bankruptcy Court and served on counsel for the Debtor, counsel for the DGI Liquidating Trust and the Liquidating Trustee, and counsel for the Committee at the addresses listed in Article IX.N of this Plan as well as on the Office of the United States Trustee so that it is received no later than thirty (30) days after the Effective Date, or such Professional Fee Claim shall be forever barred and shall not be enforceable against the Debtor, its Estate, the DGI Liquidating Trust, the Liquidating Trustee and their successors, their assigns or their Assets.  Allowed Professional Fee Claims must be paid in full and Professional Fee Claims pending allowance by the Bankruptcy Court must be reserved for in full prior to any payment to Holders of Allowed Claims in Class 3 (General Unsecured Claims).

c.                                       Administrative Claims

Each Holder of an Administrative Claim (excluding Professional Fee Claims and Indenture Trustee Fee Claims) must file an Administrative Expense Request requesting payment of such Administrative Claim with the Bankruptcy Court by no later than Administrative

Expense Request Deadline; provided, however, that any such Administrative Expense Request need not be filed with a hearing date.  The Administrative Expense Request Deadline will be prominently set forth in a “Notice of Effective Date,” which will be filed and served on all parties in interest on the Effective Date.  Nothing herein extends any Bar Date established in the Bar Date Order.

2.                                      Priority Tax Claims

The Liquidating Trustee shall pay each Holder of an Allowed Priority Tax Claim in full, in Cash, as soon as practicable after the later of the Effective Date or 10 days after the date such Priority Tax Claim becomes an Allowed Claim.  All Allowed Priority Tax Claims against the Debtor that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

C.                                    Classes of Claims and Interests: Classification, Treatment and Voting Rights

Holders of Claims and Interests are divided into Classes and treated as follows:

1.                                      “Class 1” — Priority Claims — Not Impaired

a.                                       Classification

Class 1 consists of all Priority Claims.

b.                                       Treatment

The Disbursing Agent shall pay each Holder of an Allowed Class 1 Claim, in relative order of priority pursuant to Bankruptcy Code § 507, in full, in Cash, without interest, as soon as practicable after the later of the Effective Date or within 10 days after the date on which such Claim becomes an Allowed Claim.

c.                                       Voting

Class 1 is not Impaired.  Holders of Claims in Class 1 are conclusively deemed to have accepted this Plan pursuant to Bankruptcy Code § 1126(f).  Therefore, Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

2.                                      “Class 2” — Secured Claims — Not Impaired

a.                                       Classification

Class 2 consists of all Secured Claims.

b.                                       Treatment

Each Holder of an Allowed Class 2 Claim shall, at the option of the Liquidating Trustee, subject to the consent of the Trust Oversight Committee, (i) have such Claim reinstated and rendered unimpaired in accordance with Bankruptcy Code § 1124(2), notwithstanding any contractual provision or applicable non-bankruptcy law that entitles such Holder to demand or to receive payment of such Claim prior to the stated maturity of same from and after the occurrence of a default; (ii) receive Cash in an amount equal to such Claim, in full and complete satisfaction of such Claim, on the later of the Initial Distribution Date under this Plan and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable; or (iii) receive the collateral securing its Claim in full and complete satisfaction of such Claim on the later of the Initial Distribution Date under this Plan and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

c.                                       Voting

Class 2 is not Impaired.  Holders of Class 2 Claims are conclusively deemed to have accepted this Plan pursuant to Bankruptcy Code § 1126(f).  Therefore, Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

3.                                      “Class 3” — General Unsecured Claims — Impaired

a.                                       Classification

Class 3 consists of all General Unsecured Claims.

b.                                       Treatment

The Disbursing Agent shall distribute to each Holder of an Allowed Class 3 Claim its Pro Rata share of Distributable Cash, in accordance with Article VI hereof, until paid in full.

c.                                       Voting

Class 3 is Impaired.  Therefore, Holders of Class 3 Claims are entitled to vote to accept or reject this Plan.

4.                                      “Class 4” — Interests and Interest Related Claims Arising From Common Stock — Impaired

a.                                       Classification

Class 4 consists of all Interests and Interest Related Claims arising from the Debtor’s Common Stock.

b.                                       Treatment

Holders of Interest Related Claims in Class 4 will not receive a distribution or dividend on account of such Interests.

c.                                       Voting

Class 4 Claims is impaired and will receive no distributions or dividends under this Plan.  Holders of Class 4 Interests and Interest Related Claims are conclusively deemed to have rejected this plan pursuant to Bankruptcy Code §1126(g).  Therefore, Holders of Class 4 Claims or Interests will not be entitled to vote to accept or reject the plan.

ARTICLE III

ACCEPTANCE OR REJECTION OF THIS PLAN

A.                                    Impaired Classes of Claims Entitled to Vote

Except as otherwise provided in order(s) of the Bankruptcy Court pertaining to solicitation of votes on this Plan, Class 3 (General Unsecured Claims) shall be entitled to vote to accept or reject this Plan.  If and to the extent any Class identified as being not Impaired is Impaired (whether as a result of the terms of this Plan or any modification or amendment thereto), such Class shall be entitled to vote to accept or reject this Plan.

B.                                    Classes Deemed to Accept this Plan

Class 1 (Priority Claims) and Class 2 (Secured Claims) are unimpaired by this Plan.  Pursuant to Bankruptcy Code § 1126(f), Classes 1 and 2 are conclusively presumed to have accepted this Plan, and the votes of Holders of Claims in Classes 1 and 2 will therefore not be solicited.

C.                                    Classes Deemed to Reject this Plan

Holders of Claims and Interests in Class 4 (Interests and Interest Related Claims Arising From Common Stock) are not entitled to receive any distribution under this Plan on account of such Claims and Interests.  Pursuant to Bankruptcy Code § 1126(g), Class 4 is Impaired and is conclusively presumed to have rejected this Plan, and the votes of Holders of Claims and Interests in Class 4  therefore will not be solicited.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    Implementation of Plan

The Debtor proposes to implement and consummate this Plan on and after the Effective Date.

B.                                    Formation of the DGI Liquidating Trust

Prior to the Effective Date, the Debtor shall continue to wind down its businesses subject to all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules.  This Plan contemplates the transfer of the Debtor’s Assets and liabilities into the DGI Liquidating Trust.

The DGI Liquidating Trust shall be established as a Delaware Common Law Trust, which shall also be a grantor trust for the sole purpose of liquidating the Estate and making distributions to Holders of Allowed Claims, in accordance with this Plan and Treas. Reg. § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.  Subject to definitive guidance from the IRS, all parties shall treat the DGI Liquidating Trust as a liquidating trust for all federal income tax purposes.

The DGI Liquidating Trust Agreement shall contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to govern the rights, powers, obligations and appointment and removal of the Liquidating Trustee and to ensure the treatment of the DGI Liquidating Trust as a liquidating trust for federal income tax purposes, all consistent with the Plan.

For all federal income tax purposes, all parties (including, without limitation, the Debtor, the Liquidating Trustee and Holders of Allowed Claims and Interests) shall treat the transfer of Assets and liabilities to the DGI Liquidating Trust, in accordance with the terms of this Plan, as a transfer to Holders of Allowed Claims followed by a transfer by such Holders to the DGI Liquidating Trust, and the beneficiaries of the DGI Liquidating Trust shall be treated as the grantors and owners thereof.  The beneficiaries of the DGI Liquidating Trust shall be the Holders of Allowed Claims.

The DGI Liquidating Trust shall terminate no later than the fifth (5th) anniversary of the Effective Date; provided, however, that within a period of three (3) months prior to such termination date, the Bankruptcy Court, upon motion by a party in interest may extend the term of the DGI Liquidating Trust if it is necessary to facilitate or complete the liquidation of the DGI Liquidating Trust’s assets.  Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained within three (3) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years, unless the Liquidating Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the DGI Liquidating Trust as a liquidating trust within the meaning of Treas. Reg. § 301.7701-4(d) for federal income tax purposes.

C.                                    Appointment and Term of the Liquidating Trustee

On the Effective Date, the Liquidating Trustee shall succeed in all respects to all of the rights, privileges and immunities of the President, including, without limitation, the attorney-client privileges, work product privilege and any other evidentiary privileges of the President and shall be appointed as the sole officer of the Debtor as of the Effective Date.  The initial Liquidating Trustee, and each successor Liquidating Trustee, shall serve until the earlier of (i) the entry of the Final Decree and the payment of final distributions to Holders of Allowed General Unsecured Claims pursuant to the Plan; or (ii) the expiration of the term of such Liquidating Trustee’s employment agreement or such Liquidating Trustee’s resignation, death, incapacity, removal or termination by the Trust Oversight Committee pursuant to the Liquidating Trust Agreement or order of the Bankruptcy Court; or (iii) the conversion of this Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.  The Liquidating Trustee may also be removed by the Bankruptcy Court upon motion for good cause shown by any Creditor.

As set forth herein, the liquidation and winding up of the DGI Liquidating Trust and the Debtor shall become the responsibility of the Liquidating Trustee, who shall thereafter have responsibility for the management, control and operation thereof, and who may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to oversight or approval of the Trust Oversight Committee as may be required pursuant to the Plan and the Liquidating Trust Agreement.

The Liquidating Trustee may be removed or replaced at any time by the Trust Oversight Committee in accordance with the procedures in the Liquidating Trust Agreement.  In the event of the death or incompetency (in the case of a Liquidating Trustee that is a natural person), dissolution (in the case of a Liquidating Trustee that is a corporation or other entity), bankruptcy, insolvency, resignation, or removal of the Liquidating Trustee, the Trust Oversight Committee shall have the authority to appoint a successor trustee as set forth in the Liquidating Trust Agreement.

Upon creation of the DGI Liquidating Trust, the Liquidating Trustee shall be the trustee of the DGI Liquidating Trust for all purposes and in all respects, with all necessary and appropriate power to act for, on behalf of and in the name of the DGI Liquidating Trust.

D.                                    Duties of the Liquidating Trustee

In addition to the duties as set forth elsewhere in this Plan, the Liquidating Trustee, at the direction of and in consultation with the Trust Oversight Committee as set forth more specifically in the Liquidating Trust Agreement and Article IV.H herein, shall have the following duties:

1.             to sell, liquidate and/or recover any and all Assets of the Debtor’s Estate and of the DGI Liquidating Trust;

2.             to manage, control and operate the DGI Liquidating Trust;

3.             to investigate and, if necessary and appropriate, to prosecute and enforce (or not prosecute or enforce), or to compromise, release or settle any Causes of Action on behalf of the Estate and the DGI Liquidating Trust;

4.             to invest the Assets of the DGI Liquidating Trust and the Estate in accordance with this Article IV.D.

5.             to file any and all reports, pleadings and other documents;

6.             to pay Allowed Administrative Claims and Priority Tax Claims and to make any and all distributions required or permitted to be made under this Plan;

7.             to pay out of the DGI Liquidating Trust any and all Claims, liabilities, losses, damages, costs and expenses incurred in connection therewith or as a result thereof, including all Post-Confirmation Expenses accruing from and after the Effective Date;

8.             to employ, supervise and compensate any employees of the DGI Liquidating Trust;

9.             to make and file tax returns for the Debtor and the DGI Liquidating Trust;

10.           to commence and pursue dissolution or winding up of proceedings for the DGI Liquidating Trust;

11.           to request the entry of a Final Decree;

12.           to file, prosecute, compromise and settle objections to Claims;

13.           to take any and all actions, including any action set forth in Article IV.J hereof, necessary to dissolve and cancel the existence of the Debtor in the State of Delaware and in any other jurisdiction in which the Debtor is qualified to do business; and

14.           to take any and all other actions necessary or appropriate to implement this Plan and the liquidation and winding up of the Debtor, the Estate and the DGI Liquidating Trust

in accordance with applicable law, provided, that nothing herein shall permit the Liquidating Trustee to terminate or cancel the Debtor’s director and officer liability insurance coverage relating to the period following the Petition Date; and provided further that the Liquidating Trustee shall not renew or extend such insurance coverage, or other new or substitute coverage, without the approval of the Trust Oversight Committee.

In connection with the execution of his, her or its duties under this Plan, the Liquidating Trustee, at the direction of and in consultation with the Trust Oversight Committee as set forth more specifically in the Liquidating Trust Agreement and Article IV.D herein, shall be authorized:

a.             to execute such documents and to take such other actions as are necessary to effectuate this Plan and perform his, her or its duties as liquidating agent of and for the Estate and the DGI Liquidating Trust, including to execute such documents and take such other action on behalf of the DGI Liquidating Trust or the Debtor;

b.             to open, close and manage bank accounts, and to enter into business transactions within or without the ordinary course of business;

c.             to authorize and benefit from any insurance policies and rights of indemnification;

d.             to retain and pay professionals (including the Debtor’s or the Committee’s Professionals) or other Persons to assist the Liquidating Trustee in the liquidation of the Debtor’s Assets, without prior Bankruptcy Court approval, and to designate another Person to be the Disbursing Agent;

e.             to incur any reasonable and necessary expenses in the performance of his, her or its duties as liquidating agent of and for the Estate and the DGI Liquidating Trust;

f.              to seek an order of the Bankruptcy Court approving the compromise, release or settlement of any Claim or Cause of Action or the sale or disposition of any Asset, provided that nothing herein shall require the Liquidating Trustee to seek any such order; and

g.             to employ such other procedures, not inconsistent with this Plan, necessary for the Liquidating Trustee to perform his, her or its duties hereunder.

The Liquidating Trustee shall be deemed the Estate’s representative in accordance with section 1123 of the Bankruptcy Code and shall have all powers, authority and responsibilities specified in the Liquidating Trust Agreement, including, without limitation, the powers of a trustee under sections 704 and 1106 of the Bankruptcy Code (including, without limitation, commencing, prosecuting or settling Causes of Action and asserting claims, defenses, offsets and privileges), to the extent not inconsistent with this Plan or the status of the DGI Liquidating Trust as a liquidating trust within the meaning of Treas. Reg. § 301.7701-4(d) for federal income tax purposes.  In discharging the foregoing responsibilities, the Liquidating Trustee shall be entitled to exercise and rely upon his, her or its business judgment in consultation with the Trust Oversight Committee.  The Liquidating Trustee shall not be obligated to take any action or to pursue any Causes of Action unless justified in his, her or its reasonable determination by fact and law, nor shall the Liquidating Trustee be obligated to take any action that could reasonably cause him, her or it personal liability.  Without limiting the generality of the foregoing, the Liquidating Trustee may consider the interests of Holders of Allowed Claims in receiving prompt distributions and such other factors as may be reasonable in the exercise of his, her or its business judgment.  Such authorization and benefits shall also extend to any, each and every successor Liquidating Trustee, without reservation or limitation.

The Liquidation Trustee, at the direction of the Trust Oversight Committee, shall be permitted to make any investments that a liquidating trust, within the meaning of Treas. Reg. § 301.7701-4(d), may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise and pursuant to the investment guidelines of Bankruptcy Code §345.  The Liquidating Trustee, at the direction of the Trust Oversight Committee, may expend the Cash of the DGI Liquidating Trust (a) as reasonably necessary to meet contingent liabilities and to maintain the value of the respective assets of the DGI Liquidating Trust during liquidation, (b) to pay the respective reasonable administrative expenses (including, but not limited to, any United States Trustee fees, Liquidating Trustee fees, professional fees, and taxes imposed on the DGI Liquidating Trust), and (c) to satisfy other respective liabilities incurred by the DGI Liquidating Trust in accordance with the Plan or the DGI Liquidating Trust Agreement.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee will file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a).  The Liquidating Trustee will also send to each Holder of a beneficial interest in the Liquidating Trust an annual statement setting forth the Holder’s share of items of income, gain, loss, deduction or credit, and provide to all such Holders information for reporting such items on their federal income tax returns, as appropriate.  The Liquidating Trustee will file (or cause to be filed) any other statements, returns, or disclosures relating to the Liquidating Trust that are required by any governmental unit.

E.                                      Post Confirmation Expenses

On the Effective Date, the Liquidating Trustee shall establish the Administrative Fund.  The initial amount of the Administrative Fund shall be based on the Liquidating Trustee’s good faith estimate of the cost necessary to complete the DGI Liquidating Trust’s obligations under this Plan and the Liquidating Trust Agreement and will include the amount budgeted for the DGI Liquidating Trust’s professionals pursuant to Article IV.E of this Plan.  The DGI Liquidating Trust shall pay all costs and expenses related to carrying out its obligations under this Plan and the Liquidating Trust Agreement from the Administrative Fund and, in the Liquidating Trustee’s discretion, and with approval of the Trust Oversight Committee, may add additional amounts to the Administrative Fund to prosecute the Causes of Action or for administration and other miscellaneous needs of the DGI Liquidating Trust without further notice or motion in accordance with the terms of the Liquidating Trust Agreement.

The reasonable and necessary fees and actual and necessary expenses of the Liquidating Trustee, the Trust Oversight Committee and the professionals retained by the Liquidating Trustee and the Trust Oversight Committee shall be paid by the Liquidating Trustee in accordance with the following procedures: Upon the submission of a fee and/or expense statement to the Liquidating Trustee and the Trust Oversight Committee, the Liquidating Trustee and the Trust Oversight Committee shall have twenty (20) days from the delivery of a fee statement to give notice of an objection to the fee statement to the professional or Person seeking compensation or reimbursement.  For an objection to be valid, it shall be in writing and set forth in detail the specific fees objected to and the basis for the objection.  Any objection that remains unresolved fifteen (15) days after it is made shall be filed with the Bankruptcy Court by the objecting party, served upon the professional or Person seeking compensation or reimbursement, and heard by the Bankruptcy Court at the next regularly scheduled omnibus hearing.  The uncontested portion of each invoice shall be paid immediately following expiration of the above-described twenty (20) day objection period.

F.                                      Liability; Indemnification

No Protected Party shall be liable for the act or omission of any other Protected Party.  The Liquidating Trustee or any member of the Trust Oversight Committee shall not be liable for any act or omission taken or omitted to be taken in his, her or its capacity as Liquidating Trustee or as a member of the Trust Oversight Committee, as the case may be, other than acts or omissions resulting from the Liquidating Trustee’s or Trust Oversight Committee member’s willful misconduct, gross negligence or fraud.  The Liquidating Trustee and the Trust Oversight Committee may, in connection with the performance of their functions, and in their sole and absolute discretion, consult with their respective attorneys, accountants, financial advisors and agents, and the Liquidating Trustee and the Trust Oversight Committee shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Persons other than acts or omissions resulting from the willful misconduct, gross negligence or fraud of the Liquidating Trustee or the Trust Oversight Committee, as the case may be.  Notwithstanding such authority, the Liquidating Trustee and the Trust Oversight Committee shall not be under any obligation to consult with their respective attorneys, accountants, financial advisors or agents, and any determination not to do so shall not result in the imposition of liability on the Liquidating Trustee or the Trust Oversight Committee, as the case may be, and their respective designees, unless such determination is based on willful misconduct, gross negligence or fraud.  The DGI Liquidating Trust and the Estate shall indemnify and hold harmless the Liquidating Trustee, the Trust Oversight Committee and their respective designees and professionals, and all duly designated agents and representatives thereof (in their capacity as such), from and against and in respect of all liabilities, losses, damages, claims, costs and expenses (including, but not limited to, attorneys’ fees and costs) arising out of or due to such actions or omissions, or consequences of their actions or omissions with respect or related to the performance of the duties of the Liquidating Trustee or the Trust Oversight Committee, as the case may be, or the implementation or administration of this Plan; provided, however, that no such indemnification will be available to such Persons for such actions or omissions if a court of competent jurisdiction has determined by final order that the challenged conduct occurred as a result of willful misconduct, gross negligence or fraud.

G.                                    Dissolution of the Committee

Upon the Effective Date, the Committee shall dissolve automatically, whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Case and under the Bankruptcy Code, except with respect to: (i) obligations arising under confidentiality agreements, joint interest agreements and protective orders entered during the Chapter 11 Case, which shall remain in full force and effect according to their terms; (ii) applications for Professional Fee Claims; (iii) requests for compensation and reimbursement of expenses pursuant to Bankruptcy Code § 503(b) for making a substantial contribution in the Chapter 11 Case; and (iv) any pending motions, or any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order.  The Committee members and the Professionals retained by the Committee shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, except for services rendered in connection with applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date and for services rendered in connection with (iv) herein.

H.                                    Trust Oversight Committee

On the Effective Date, the Committee shall be reconstituted as the Trust Oversight Committee.  The Trust Oversight Committee shall have the duties set forth herein to maximize distributions to Holders of Allowed Claims.  On the Effective Date, the Trust Oversight Committee shall succeed in all respects to all of the rights, privileges and immunities of the Committee, including, without limitation, the attorney-client privileges and any other evidentiary privileges of the Committee.

The Trust Oversight Committee shall have the duty to take actions in accordance with the provisions of this Plan and in furtherance of the execution of this Plan.  Additionally, the Trust Oversight Committee shall have the following rights and duties:

1.             to approve any release or indemnity in favor of any third party granted or agreed to by the Liquidating Trustee;

2.             to authorize the Liquidating Trustee to commence any Cause of Action or Avoidance Action;

3.             to approve the settlement of any Cause of Action or Avoidance Action and to approve any application by the Liquidating Trustee for an order in connection with any such settlement;

4.             to approve the allowance of any Disputed Claim;

5.             to approve the sale of any Assets by the Liquidating Trustee and to approve any application by the Liquidating Trustee for an order in connection with any such sale of Assets;

6.             to review all financial information relating to the DGI Liquidating Trust and the Estate, which shall be promptly provided by the Liquidating Trustee upon request by the Trust Oversight Committee;

7.             to review and assert objections to motions filed or Claims asserted;

8.             to monitor distributions to creditors;

9.             to take such other actions as it deems necessary and appropriate with respect to the implementation of the Plan;

10.           to approve the Liquidating Trustee’s retention of professionals;

11.           to remove the Liquidating Trustee in accordance with the procedures in the Liquidating Trust Agreement; and

12.           to approve the reserves under the Plan and Liquidating Trust.

The duties and powers of the Trust Oversight Committee shall terminate upon the later to occur of (i) the entry of the Final Decree, (ii) the dissolution of the DGI Liquidating Trust, and (iii) the payment of the final distributions to Holders of Allowed General Unsecured Claims pursuant to the Plan.

The Trust Oversight Committee shall have the right, but shall not be required to retain counsel of its choice, and the reasonable and necessary fees and expenses of such counsel as well as the reasonable and necessary expenses of the members of the Trust Oversight Committee (including reasonable fees and expenses of counsel to the members of the Trust Oversight Committee) shall be paid by the Liquidating Trustee in accordance with the following procedures:  Upon the submission of a fee and/or expense statement to the Trust Oversight Committee (other than the submitting member) and the Liquidating Trustee, the Trust Oversight Committee (other than the submitting member) and the Liquidating Trustee shall have twenty (20) days from the delivery of a fee statement to give notice of an objection to the fee statement to the professional seeking compensation or reimbursement.  For an objection to be valid, it shall be in writing and set forth in detail the specific fees objected to and the basis for the objection.

Any objection that remains unresolved fifteen (15) days after it is made shall be submitted to the Bankruptcy Court for resolution.  The uncontested portion of each invoice shall be paid immediately upon expiration of the above-described twenty (20) day objection period.

I.                                         Corporate Action

On the Effective Date, the matters under this Plan involving or requiring corporate action of the Debtor, including, but not limited to, actions requiring a vote or other approval of the board of directors or shareholders and execution of all documentation incident to this Plan, notwithstanding any otherwise applicable non-bankruptcy law or the Organization Documents of the Debtor, shall be deemed to have been authorized by the Confirmation Order and to have occurred and be in effect from and after the Effective Date without any further action by the Bankruptcy Court or the officers, directors, members or shareholders, as applicable, of the Debtor.

J.                                      Dissolution of the Debtor and the DGI Liquidating Trust

Immediately after the Effective Date, the Liquidating Trustee shall be authorized to take, in consultation with and at the direction of the Trust Oversight Committee, all actions reasonably necessary to dissolve the Debtor under applicable laws, including, without limitation, under the laws of the jurisdiction in which the Debtor may be organized or registered, and to pay all reasonable costs and expenses in connection with such dissolution, including the costs of preparing or filing any necessary paperwork or documentation.

The Liquidating Trustee shall not be compelled to dissolve the Debtor if to do so would unduly burden the DGI Liquidating Trust and no assets shall revest in the Debtor.  Whether or not dissolved, immediately after the Effective Date, the Debtor shall have no authorization to implement the provisions of this Plan, unless specifically provided for in the Plan.  The Debtor’s Board of Directors shall be dissolved as of the Effective Date and the

Debtor’s officers shall be discharged with no further action required by the Debtor, its Board of Directors or the Liquidating Trustee.

K.                                    Saturday, Sunday or Legal Holiday

If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

L.                                     Preservation of All Avoidance Actions and Causes of Action

From and after the Effective Date, the DGI Liquidating Trust and the Liquidating Trustee, subject to approval of the Trust Oversight Committee as set forth in Article IV of this Plan, may litigate or settle any Avoidance Action, recovery or subordination actions under Bankruptcy Code §§ 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 or 724 or any other Causes of Action or rights to payments or claims that belong to the Debtor that may be pending on the Effective Date or instituted by the Liquidating Trustee after the Effective Date.  Pursuant to Bankruptcy Code § 1123(b)(3)(B), no other Person may pursue any such Avoidance Actions, recovery or subordination actions or other Causes of Action that belong to the Debtor unless otherwise provided by order of the Court.

M.                                  Section 1145 Exemption

Pursuant to section 1145(a) of the Bankruptcy Code, the Membership Interest shall be exempt from registration under section 5 of the Securities Act and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in 1145(b)(1) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms thereof, applicable securities laws.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                    Assumption of Certain Contracts and Leases and Cure Payments

No later than twenty-eight (28) days prior to the Confirmation Hearing, the Debtor shall file the Assumption Schedule, which shall be attached to this Plan as Exhibit A, and shall serve the Assumption Schedule on the counterparties to any contract listed on the Assumption Schedule.  Objections to any proposed cure payment must be filed and served no later than the Assumption Objection Deadline and shall be adjudicated, if necessary, at the Confirmation Hearing.  Any non-debtor party or Person to an Executory Contract listed on the Assumption Schedule that has not filed an objection with the Bankruptcy Court on or before the applicable Assumption Objection Deadline shall be deemed to have waived its right to dispute the cure amount.  All unpaid cure payments under any Executory Contract that is assumed or assumed and assigned under this Plan shall be made by the Liquidating Trustee as soon as practicable after the Effective Date but not later than thirty (30) days after the Effective Date, provided that in the event there is a dispute regarding the amount of any cure payment, the Liquidating Trustee shall make such cure payment as may be required by Bankruptcy Code § 365(b)(1) within ten (10) days following the entry of a Final Order resolving such dispute.

The Debtor reserves the right to remove any Executory Contract from the Assumption Schedule at or prior to the Confirmation Hearing.

B.                                    Rejection of Remaining Executory Contracts and Unexpired Leases

On the Confirmation Date, except for (i) any Executory Contract that was previously assumed or rejected by an order of the Bankruptcy Court pursuant to Bankruptcy Code § 365, and (ii) any Executory Contract identified on the Assumption Schedule (and not removed from the Assumption Schedule at or prior to the Confirmation Hearing), each

Executory Contract that has not previously expired or terminated pursuant to its own terms shall be deemed rejected pursuant to Bankruptcy Code §§ 365 and 1123, effective as of the Confirmation Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejection pursuant to Bankruptcy Code §§ 365 and 1123 as of the Confirmation Date.

C.                                    Rejection Damages Bar Date

Except to the extent another Bar Date applies pursuant to an order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts under this Plan must be filed with the Debtor’s claims agent, Delaware Claims Agency, LLC, at the following address:

Delaware Claims Agency, LLC

230 North Market Street, P.O. Box 515

Wilmington, DE 19899

and a copy served on counsel to the Debtor and the Liquidating Trustee, within thirty (30) days of the Confirmation Date, or such Claim shall be forever barred and shall not be entitled to a distribution or be enforceable against the Debtor, its Estate, the DGI Liquidating Trust, the Liquidating Trustee, their successors, their assigns or their Assets.  Any Claim arising from the rejection of an Executory Contract shall be treated as a Claim in Class 3 (General Unsecured Claims).  Nothing in this Plan extends or modifies any previously applicable Bar Date.

D.                                    Insurance Policies

To the extent any or all of the insurance policies set forth on Exhibit B to this Plan are considered to be Executory Contracts, then notwithstanding anything contained in this Plan to the contrary, this Plan shall constitute a motion to assume the insurance policies set forth on Exhibit B to this Plan.  Subject to the occurrence of the Effective Date, the entry of the

Confirmation Order shall constitute approval of such assumption pursuant to Bankruptcy Code § 365(a) and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor, the Estate and all parties in interest in this Chapter 11 Case.  Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of the Debtor existing as of the Confirmation Date with respect to each such insurance policy set forth on Exhibit B to this Plan.  To the extent the Bankruptcy Court determines otherwise with respect to any insurance policy, the Debtor reserves the right to seek rejection of such insurance policy or other available relief.  This Plan shall not affect contracts that have been assumed and assigned by order of the Bankruptcy Court prior to the Confirmation Date.  For the avoidance of doubt, the insurance policies (including any insurance policies that are not executory contracts, insurance policies that may have expired prior to the Petition Date, insurance policies in existence on the Petition Date and insurance policies entered into by the Debtor after the Petition Date) of the Debtor set forth on Exhibit B and all rights thereunder and rights under any other insurance policies under which the Debtor may be a beneficiary (including the rights to make, amend, prosecute and benefit from claims) are retained and will be transferred to the DGI Liquidating Trust pursuant to this Plan.  The Liquidating Trustee shall have the right to cancel, terminate or not assume any insurance policy in his, her or its sole discretion, except for any directors’ and officers’ liability insurance policy or products liability insurance policy.  For the avoidance of doubt, neither the Liquidating Trust nor the Liquidating Trustee shall be obligated to pay any amounts in connection with any insurance policy, including any directors’ and officers’ liability insurance policy or products liability insurance policy.

ARTICLE VI

DETERMINATION OF CLAIMS AND DISTRIBUTIONS

A.                                    Disbursing Agent

1.                                      Liquidating Trustee as  Disbursing Agent

The Liquidating Trustee shall be the Disbursing Agent, and the Disbursing Agent shall make all distributions under this Plan.  Notwithstanding the foregoing, the Indenture Trustee shall be the Disbursing Agent to Holders of Allowed Note Claims.

Indenture Trustee as Claim Holder.  Consistent with Bankruptcy Rule 3003(c), the Liquidating Trustee shall recognize Proofs of Claim timely filed by the Indenture Trustee in respect of any Claims under the Indentures.  Accordingly, any Claim arising under the Indentures, proof of which is filed by the registered or beneficial Holder of Notes, shall be disallowed as duplicative of the Claim of the Indenture Trustee, without any further action of the Bankruptcy Court.  The Indenture Trustee shall file a Proof of Claim under the Indentures.

Distributions to Holders of Note Claims.  Notwithstanding any provision contained in this Plan to the contrary, the distribution provisions contained in the Indentures shall continue in effect to the extent necessary to authorize the Indenture Trustee to receive and distribute to the Holders of Allowed Note Claims, pursuant to this Plan, Distributions on account of Allowed Note Claims, and shall terminate completely upon completion of all such Distributions.

Holders as of the Distribution Record Date.  As of the close of business on the Distribution Record Date, (i) the claims register shall be closed, (ii) the transfer of books and records of the Notes as maintained by the Indenture Trustee or its agent shall be closed and (iii) any transfer of any Note Claim or interest therein shall be prohibited.  The Liquidating Trustee and the Indenture Trustee shall have no obligation to Recognize any transfer of any Note Claims occurring after the close of business on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes under this Plan with only those Holders of record as of the close of business on the Distribution Record Date.

Payments to be Made to Indenture Trustee.  The Distributions to be made under the Plan to Holders of Allowed Note Claims shall be made to the Indenture Trustee, which, subject to the rights of the Indenture Trustee to assert its Indenture Trustee Charging Lien against the Distributions, shall transmit the Distributions to the Holders of such Allowed Note Claims.  As soon as practicable, the Indenture Trustee shall distribute to the Holder thereof, such Holder’s Pro Rata share of the Distributable Cash, but subject to the rights of the Indenture Trustee to assert its Indenture Trustee Charging Lien against such distribution.

Additional Trustee’s Fees and Expenses.  To the extent that the Indenture Trustee provides services related to Distributions pursuant to the Plan as Disbursing Agent or otherwise, the Indenture Trustee will receive from the Estate, without further court approval, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services.  These payments will be made on terms agreed to between the Indenture Trustee and the Liquidating Trustee.

2.                                      Alternative Disbursing Agent Qualification

No Person other than the Liquidating Trustee of the Indenture Trustee shall be authorized by the Bankruptcy Court to serve as Disbursing Agent unless and until the Trust Oversight Committee consents in writing to that Person serving as Disbursing Agent, and that Person (i) executes and files a statement with the Bankruptcy Court agreeing to perform all of the duties of the Disbursing Agent under this Plan, and (ii) consents to the jurisdiction of the Bankruptcy Court in respect to all matters relating to the performance of his, her or its duties as the Disbursing Agent under this Plan or order of the Bankruptcy Court.

B.                                    Time and Manner of Distributions

The Disbursing Agent shall make Initial Distributions under the Plan on account of Claims Allowed before the Effective Date as soon as practicable on or after the Effective Date, except as otherwise agreed to by the Trust Oversight Committee or by order of the Bankruptcy Court.  The Disbursing Agent shall have the power, subject to Trust Oversight Committee consent, to make interim distributions to Holders of Allowed General Unsecured Claims if the Liquidating Trustee determines that such interim distributions are warranted and economical; provided, however, that the Disbursing Agent shall make interim distributions at least annually.  If the Liquidating Trustee determines to make interim distributions to Holders of Allowed General Unsecured Claims, the Liquidating Trustee will determine the amount to be distributed by taking into account such factors as ongoing expenses and costs, taxes and reserves necessary to provide for the resolution of Disputed Claims.  Amounts withheld will be placed in an interest-bearing account approved by the Trust Oversight Committee, which shall fund ongoing expenses and costs relating to such reserves, including, without limitation, taxes in respect of Disputed Claims, if any.

At the option of the Disbursing Agent, any distributions under this Plan may be made either in Cash, by check drawn on a domestic bank, by wire transfer or by ACH.  Notwithstanding any other provisions of this Plan to the contrary, no payment of fractional cents will be made under this Plan.  Cash will be issued to Holders entitled to receive a distribution of Cash in whole cents (rounded to the nearest whole cent when and as necessary).  Any distribution of less than $20.00 will be considered de minimis, and Holders of Allowed Claims that are entitled to any distribution of less than $20.00 will not receive any distribution unless and until the aggregate of such distributions exceed $20.00.  Such undistributed funds shall remain with and vest in the DGI Liquidating Trust for distribution to other Holders of Allowed Claims.

C.                                    Delivery of Distributions

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be made by the Disbursing Agent (i) at the addresses set forth on the Proofs of Claim filed by such Holder (or at the last known address of such Holder if no motion requesting payment or Proof of Claim is filed or the Debtor and the DGI Liquidating Trust have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Liquidating Trustee after the date of any related Proof of Claim, or (iii) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Liquidating Trustee has not received a written notice of a change of address.

D.                                    Undeliverable Distributions

If a distribution to a Holder of a Claim is returned as undeliverable, no further distributions to such Holder of a Claim shall be made unless and until the Liquidating Trustee and the Disbursing Agent are notified of the then-current address of such Holder, at which time (subject to the terms of the last sentence of this Article VI.D) all missed distributions shall be made to such Holder without interest.  Amounts in respect of undeliverable distributions shall be returned to the Disbursing Agent until such distributions are claimed.  All funds or other undeliverable distributions returned to the Disbursing Agent in respect of any Claim that are not claimed within four (4) months of return shall be forfeited and remain with and vest in the DGI Liquidating Trust for distribution to other Holders of Allowed Claims and such Claim shall not be entitled to any additional distributions.

E.                                      Claims Administration Responsibility

1.                                      Reservation of Rights to Object to Claims or Interests

Unless a Claim is expressly described as an Allowed Claim pursuant to or under this Plan, or otherwise becomes an Allowed Claim prior to or after the Effective Date, the DGI Liquidating Trust and the Liquidating Trustee (on behalf of the Estate) reserve any and all objections to any and all Claims and Interests and motions or requests for the payment of Claims or Interests, whether administrative expense, priority, secured or unsecured, including, without limitation, any and all objections to the validity or amount of any and all alleged Administrative Claims, Priority Tax Claims, Priority Claims, Secured Claims, General Unsecured Claims, Interest Related Claims, Interests, Liens and security interests, whether under the Bankruptcy Code, other applicable law or contract.  The DGI Liquidating Trust’s and/or the Liquidating Trustee’s failure to object to any Claim or Interest in the Chapter 11 Case shall be without prejudice to the DGI Liquidating Trust’s and the Liquidating Trustee’s rights to contest or otherwise defend against such Claim or Interest in the Bankruptcy Court when and if such Claim or Interest is sought to be enforced by the Holder of such Claim or Interest.

2.                                      Objections to Claims or Interests

The Liquidating Trustee, at the direction of and in consultation with the Trust Oversight Committee as set forth in the Liquidating Trust Agreement, shall be responsible for administering, disputing, objecting to, compromising or otherwise resolving and making distributions, if any, with respect to all Claims and Interests.  Unless otherwise provided in this Plan or by order of the Bankruptcy Court, any objections to Claims or Interests by the Liquidating Trustee will be filed and served not later than 180 days after the Effective Date, provided that the DGI Liquidating Trust or the Liquidating Trustee may request (and the Bankruptcy Court may grant) an extension of such deadline by filing a motion with the

Bankruptcy Court, based upon a reasonable exercise of his, her or its business judgment.  A motion seeking to extend the deadline to object to any Claim or Interest shall not be deemed an amendment to this Plan.

3.                                      Filing of Objections

An objection to a Claim or Interest shall be deemed properly served on the Holder of such Claim or Interest if the DGI Liquidating Trust or the Liquidating Trustee effect service by any of the following methods: (i) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for such Holder is unknown, by first class mail, postage prepaid, on the signatory on the Proof of Claim or Interest or other representative identified on the Proof of Claim or Interest or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the behalf of such Holder in the Chapter 11 Case.

4.                                      Determination of Claims

Any Claim as to which a Proof of Claim or Interest or motion or request for payment was timely filed in the Chapter 11 Case may be determined and liquidated pursuant to (i) an order of the Bankruptcy Court, (ii) applicable bankruptcy law, (iii) agreement of the parties, (iv) applicable non-bankruptcy law, or (v) the lack of (a) an objection to such Claim or Interest, (b) an application to equitably subordinate such Claim, and (c) an application to otherwise limit recovery with respect to such Claim or Interest, filed by the Debtor, the DGI Liquidating Trust or the Liquidating Trustee on or prior to any applicable deadline for filing such objection or application with respect to such Claim or Interest.  Any such Claim determined to be Allowed, shall be deemed to be an Allowed Claim for such liquidated amount (so long as such determination has not been stayed, reversed or amended and as to which determination (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) and shall be satisfied in accordance with this Plan.  Nothing contained in this Article VI.E shall constitute or be deemed a waiver of any Claim, right or Cause of Action that the Debtor or the Liquidating Trustee may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under 28 U.S.C. § 157.

F.                                      Procedures for Treating and Resolving Disputed and Contingent Claims

1.                                      No Distributions Pending Allowance

No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim or Interest; provided, however, that in the event that only a portion of such Claim is an Allowed Claim, the Disbursing Agent may make, in his, her or its discretion, a distribution pursuant to the Plan on account of the portion of such Claim that becomes an Allowed Claim.

2.                                      Claim Estimation

The Liquidating Trustee may request estimation or liquidation of any Disputed Claim that is contingent or unliquidated pursuant to Bankruptcy Code § 502(c); provided, however, that the Bankruptcy Court shall determine (i) whether such Disputed Claim is subject to estimation pursuant to Bankruptcy Code § 502(c), and (ii) the timing and procedures for such estimation proceedings, if any.

G.                                    Setoffs and Recoupment

The Liquidating Trustee may, pursuant to Bankruptcy Code §§ 553 and 558 or applicable non-bankruptcy law, but shall not be required to, setoff against or recoup from any Claim on which payments are to be made pursuant to this Plan, any claims or Causes of Action of any nature whatsoever the Debtor may have against the Holder of such Claim; provided, however, that neither the failure to effect such setoff or recoupment nor the allowance of any Claim shall constitute a waiver or release by the Debtor of any setoff or recoupment the Debtor may have against the Holder of such Claim, nor of any other claim or Cause of Action.

H.                                    Allowance and Disallowance of Claims Subject to Bankruptcy Code § 502

Allowance and disallowance of Claims shall be in all respects subject to the provisions of Bankruptcy Code § 502, including, without limitation, subsections (b), (d), (e), (g), (h) and (i) thereof.

I.                                         Cancellation of Instruments and Agreements

Upon the occurrence of the Effective Date, except as otherwise provided herein, all promissory notes, shares, certificates, instruments, indentures, stock or agreements evidencing, giving rise to or governing any Claim or Interest shall be deemed canceled and annulled without further act or action under any applicable agreement, law, regulation, order or rule; the obligations of the Debtor under such promissory notes, share certificates, instruments, indentures or agreements shall be discharged and the Holders thereof shall have no rights against the Debtor, the Liquidating Trustee, the Estate, the Trust Oversight Committee, or the DGI Liquidating Trust; and such promissory notes, share certificates, instruments, indentures or agreements shall evidence no such rights, except the right to receive the distributions provided for in this Plan.  Additionally, following the Confirmation Date, the Debtor shall be authorized and empowered to file a Form 15 and any other necessary documents with the Securities and Exchange Commission to deregister its Common Stock and suspend its reporting obligations under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended.

All Notes and the Indenture shall be deemed automatically canceled and discharged on the Effective Date; provided, however, that the Notes and the Indenture shall continue in effect solely for the purposes of (i) allowing the Noteholders to receive their

Distributions hereunder, (ii) allowing the Indenture Trustee to make the Distributions, if any, to be made on account of the Notes, and (iii) permitting the Indenture Trustee to assert its Indenture Trustee Charging Lien against such Distributions for payment of the Indenture Trustee Fee.

On and as of the Effective Date, the Liquidating Trustee will hold a single, nominal share of common stock in the Post-Confirmation Debtor for the sole and limited purpose of maintaining the corporate existence of the Post-Confirmation Debtor following the Effective Date and pending dissolution of the Post-Confirmation Debtor.

J.                                      No Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or a post-petition agreement in writing between the Debtor and a Holder of a Claim and approved by an order of the Bankruptcy Court, and unless provided for in the Bankruptcy Code, post-petition interest shall not accrue or be paid on any Claim, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  In addition, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim, except as may be required by the Bankruptcy Code.

K.                                    Withholding Taxes

The Liquidating Trustee shall be entitled to deduct any federal, state, local or foreign withholding taxes from any payments under this Plan.  As a condition to making any distribution under this Plan, the Liquidating Trustee may require that the Holder of an Allowed Claim provide such Holder’s taxpayer identification number and such other information and certification as the Liquidating Trustee may deem necessary to comply with applicable tax reporting and withholding laws.

L.                                     Reports

From the Effective Date, until a Final Decree is entered, the Liquidating Trustee shall submit quarterly reports to the United States Trustee setting forth all receipts and disbursements of the DGI Liquidating Trust as required by the United States Trustee guidelines.

ARTICLE VII

EFFECT OF CONFIRMATION

A.                                    Injunction

Except as otherwise expressly provided in this Plan or in the Confirmation Order, and except in connection with the enforcement of the terms of this Plan or any documents provided for or contemplated in this Plan, all entities who have held, hold or may hold Claims against or Interests in the Debtor or the Estate that arose prior to the Effective Date are permanently enjoined from: (i) commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind against the Debtor’s Estate, the DGI Liquidating Trust, the Liquidating Trustee or any property of the Debtor’s Estate, the DGI Liquidating Trust or the Liquidating Trustee with respect to any such Claim or Interest; (ii) the enforcement, attachment, collection or recovery by any manner or means, directly or indirectly, of any judgment, award, decree or order against the Debtor’s Estate, the DGI Liquidating Trust, the Liquidating Trustee, or any property of the Debtor’s Estate, the DGI Liquidating Trust or the Liquidating Trustee with respect to any such Claim or Interest; (iii) creating, perfecting or enforcing, directly or indirectly, any lien or encumbrance of any kind against the Debtor’s Estate, the DGI Liquidating Trust, the Liquidating Trustee or any property of the Debtor, the DGI Liquidating Trust or the Liquidating Trustee with respect to any such Claim or Interest; (iv) effecting, directly or indirectly, any setoff or recoupment of any kind against any obligation due to the Debtor’s Estate, the DGI Liquidating Trust, the Liquidating Trustee or any property of the Debtor, the DGI Liquidating Trust or the Liquidating Trustee with respect to any such Claim or Interest, unless approved by the Bankruptcy Court; and (v) any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan with respect to such Claim or Interest.  Nothing contained in this Article VII.A shall prohibit the Holder of a Disputed Claim from litigating its right to seek to have such Disputed Claim declared an Allowed Claim and paid in accordance with the distribution provisions of this Plan, or enjoin or prohibit the interpretation or enforcement by the Holder of such Disputed Claim of any of the obligations of the Debtor, the Liquidating Trustee or the DGI Liquidating Trust under this Plan.  The Confirmation Order shall also constitute an injunction enjoining any Person from enforcing or attempting to enforce any claim or cause of action against the Debtor’s Estate or any property of the Debtor’s Estate based on, arising from or related to any failure to pay, or make provision for payment of, any amount payable with respect to any Priority Tax Claim on which the payments due under Article VI.K of this Plan have been made or are not yet due under Article VI.K of this Plan.

B.                                    Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code §§ 105 or 362, this Plan or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the later of (i) entry of the Final Decree or (ii) the dissolution of the DGI Liquidating Trust.

C.                                    Exculpation

None of the Protected Parties shall have or incur any liability for, and each Protected Party is hereby released from, any claims, liens, encumbrances, obligations, damages, demands, debts, suits, Causes of Action, judgments, liabilities or rights whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part upon any act, omission, transaction, agreement, event or occurrence taking place after the Petition Date but on or prior to the Effective Date to any other Protected Party, to any Holder of a Claim or an Interest in their capacity as such, in connection with, arising from or relating to the Chapter 11 Case, the formulation, negotiation and/or pursuit of confirmation of this Plan, the consummation of this Plan, the administration of this Plan and/or the property to be distributed under this Plan, except for claims, causes of action or liabilities arising from the gross negligence, willful misconduct or fraud of any Protected Party, in each case subject to determination of such by final order of a court of competent jurisdiction and provided that any Protected Party shall be entitled to reasonably rely upon the advice of counsel with respect to its duties and responsibilities (if any) under this Plan.  Without limiting the generality of the foregoing, each Protected Party shall be entitled to and granted the protections and benefits of Bankruptcy Code § 1125(e).

D.                                    Releases by Debtor and Directors and Officers

On the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, (a) the Debtor and any entity seeking to exercise the rights of the Debtor or their Estate, including, without limitation, any successor to the Debtor including the Liquidating Trust and Trustee, shall completely, conclusively, absolutely, unconditionally, irrevocably, and forever release, waive and discharge the Protected Parties, and (b) the Debtor’s directors and officers shall completely, conclusively, absolutely, unconditionally, irrevocably, and forever release, waive and discharge the Debtor from any and all Claims, liens encumbrances, obligations, damages, demands, debts, suits, Causes of Action, judgments, liabilities or rights whatsoever (other than the rights of the Debtor or their successors to enforce this Plan and contracts, instruments, releases, indentures, agreements and other documents delivered hereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or in part upon any act, omission, transaction, agreement, event or occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of this Plan, the business or contractual arrangements between the Debtor and any Protected Party, or any other act or omission in connection with the Debtor’s bankruptcy, without further notice to or action by the Bankruptcy Court, or act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any entity, provided, however, that the foregoing shall not operate as a waiver or release of Claims or Causes of Action, if any, against any current or former director, officer or other employee of the Debtor arising out of the fraud, misappropriation, will misconduct, gross negligence or criminal conduct of such employee; provided further, however, that the foregoing shall not limit the liability of the Debtor’s professionals to their client or the Debtor’s Estate contrary to the requirements of the law; provided further, however, that the foregoing shall not preclude, waive, expunge, or otherwise eliminate any director’s or officers filed or scheduled Claims against the Debtor.  This release, waiver and discharge will be in addition to the discharge of Claims and termination of Interests provided herein and under the Bankruptcy Code.  Notwithstanding anything to the contrary herein, nothing in this Plan or Confirmation Order shall release or waive any right of the Estate of the Liquidating Trustee to object to any filed or scheduled Claims of any Protected Party and nothing in this Plan shall be construed as or constitute a waiver of any defense to any Claim or right to payment asserted by any party.

E.                                      Release by Holders of Claims

On the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Holder of Claims against the Debtor and/or the Protected Parties that does not opt out of the releases contained in this paragraph by checking the appropriate box on its form of ballot, shall be deemed to completely, conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge the Debtor’s Estate and/or Protected Parties from any and all Claims, liens, encumbrances, obligations, damages, demands, debts, suits, Causes of Action, judgments, liabilities or rights whatsoever (other than the right to enforce the Debtor’s obligations under this Plan and the contracts, instruments, releases, indentures, agreements and other documents delivered hereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, agreement, event or occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of this

Plan, or any other contract, instrument, release agreement, settlement or document created, modified, amended, terminated or entered into in connection with this Plan, the restructuring of any Claims against the Debtor’s Estate, the property to be distributed under this Plan, or any other act or omission in connection with the Debtor’s bankruptcy, without further notice to or action by the Bankruptcy Court, or act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any entity; provided, however, that the foregoing shall not limit the liability of the Debtor’s professionals to their client or the Debtor’s Estate contrary to the law or operate as a waiver or release of any Claims or Causes of Action, if any, arising from gross negligence or willful misconduct.

ARTICLE VIII

CONDITIONS PRECEDENT

A.                                    Conditions Precedent to Effective Date

This Plan shall not become effective unless and until each of the following conditions shall have been either (a) satisfied or (b) waived by the Debtor to the extent possible in accordance with applicable law, with the consent of the Committee, which consent shall not be unreasonably withheld:

1.             The Bankruptcy Court shall have approved a disclosure statement with respect to this Plan;

2.             Fourteen (14) days have passed since the entry of the Confirmation Order in form and substance acceptable to the Debtor and the Committee in their absolute discretion;

3.             The Confirmation Order shall have been entered by the Bankruptcy Court and shall not be subject to any stay of effectiveness; the Confirmation Date shall have occurred and no request for revocation of the Confirmation Order under Bankruptcy Code § 1144 shall have been made, or, if made, shall remain pending; and

4.             The appointment of the Liquidating Trustee shall have been confirmed by the Confirmation Order or order of the Bankruptcy Court.

B.                                    Revocation, Withdrawal or Non-Consummation of Plan

If, after the Confirmation Order is entered, all of the conditions precedent to the Effective Date have not been satisfied or duly waived on or by ninety (90) days after the Confirmation Date, then upon motion by the Debtor, the Confirmation Order may be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions precedent to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion.  A condition precedent to the Effective Date may only be waived by a writing executed by the Debtor in consultation with the Committee.  If the Confirmation Order is vacated pursuant to this Article VIII.B, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (i) constitute a waiver or release of any Claims against or Interests in the Debtor, (ii) prejudice in any manner the rights of the Holder of any Claim against or Interest in the Debtor, (iii) prejudice in any manner the rights of the Debtor in the Chapter 11 Case, or (iv) constitute a release, indemnification or exculpation by the Debtor, the Estate or any other party pursuant to the Plan.

ARTICLE IX

ADMINISTRATIVE PROVISIONS

A.                                    Retention of Jurisdiction by the Bankruptcy Court

This Plan shall not in any way limit the Bankruptcy Court’s post-confirmation jurisdiction as provided under the Bankruptcy Code.  Pursuant to Bankruptcy Code §§ 105(a)

and 1142, the Bankruptcy Court shall retain and have exclusive jurisdiction (to the extent granted by applicable law, including any provisions permitting mandatory or discretionary withdrawal of such jurisdiction) over any matter arising out of or related to the Chapter 11 Case and this Plan, including, without limitation, the following:

1.             All matters relating to the assumption or rejection or the assumption and assignment of Executory Contracts or unexpired leases, or Claims or disputes relating thereto;

2.             All matters relating to the ownership of a Claim or Interest;

3.             All matters relating to the distribution to Holders of Allowed Claims and to the determination of Claims;

4.             Any and all matters involving the Liquidating Trustee and/or the DGI Liquidating Trust and/or the Trust Oversight Committee;

5.             All matters relating to or arising in connection with the disallowance, allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest;

6.             To enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified and/or vacated;

7.             All matters relating to the construction and implementation of the Plan and the provisions thereof, and to hear and determine all requests for orders in aid of execution, implementation or consummation of this Plan;

8.             All matters relating to disputes arising in connection with the interpretation, implementation or enforcement of this Plan or the Confirmation Order, including disputes involving the injunction and exculpation provisions of this Plan, and disputes arising under agreements, documents or instruments executed in connection with this Plan;

9.             To consider any modifications of this Plan, to cure any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

10.           All applications for allowance of compensation and reimbursement of Professional Fee Claims under this Plan or under Bankruptcy Code §§ 328, 330, 331, 503(b), 1103 and 1129(a)(4);

11.           To hear and determine all motions requesting allowance of an Administrative Claim;

12.           To determine requests for the payment of Claims entitled to priority under Bankruptcy Code § 507(a)(2), including compensation and reimbursement of expenses of parties entitled thereto;

13.           All Causes of Action, Avoidance Actions and other suits and adversary proceedings to recover assets of the DGI Liquidating Trust, as successor-in-interest to the Debtor and property of the Estate, wherever located, and to adjudicate any and all other Causes of Action, Avoidance Actions, suits, adversary proceedings, motions, applications and contested matters that may be commenced or maintained pursuant to the Chapter 11 Case or this Plan, proceedings to adjudicate the allowance of Disputed Claims and Interests, and all controversies and issues arising from or relating to any of the foregoing;

14.           All matters concerning state, local and federal taxes in accordance with Bankruptcy Code §§ 346, 505 and 1146;

15.           Any other matter to the extent such jurisdiction is consistent with the Bankruptcy Code;

16.           All disputes involving the existence, nature or scope of the Confirmation Order, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

17.           To enter the Final Decree closing the Chapter 11 Case; and

18.           To enforce all orders previously entered by the Bankruptcy Court.

B.                                    Payment of Statutory Fees

All fees payable through the Effective Date pursuant to 28 U.S.C. § 1930 shall be paid on or before the Effective Date.  All fees payable after the Effective Date pursuant to 28 U.S.C. § 1930 shall be paid by the Liquidating Trustee out of the Assets of the Estate and of the DGI Liquidating Trust.

C.                                    Headings

The headings of the articles, paragraphs and sections of this Plan are inserted for convenience only and shall not affect the interpretation hereof.

D.                                    Binding Effect of Plan

Except as otherwise provided in Bankruptcy Code § 1141(d)(3), on and after the Effective Date, the provisions of this Plan shall bind any Holder of a Claim against, or Interest in, the Debtor, the Estate, the DGI Liquidating Trust and their respective successors or assigns, whether or not the Claim or Interest of such Holders is impaired under this Plan and whether or not such Holder has accepted this Plan.  The rights, benefits and obligations of any entity named or referred to in this Plan, whose actions may be required to effectuate the terms of this Plan, shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity (including, without limitation, the Liquidating Trustee and any trustee appointed for the Debtor under chapters 7 or 11 of the Bankruptcy Code).

E.                                      Final Order

Except as otherwise expressly provided in this Plan, any requirement in this Plan for a Final Order may be waived by the Debtor in consultation with the Committee upon written notice to the Bankruptcy Court.  No such waiver shall prejudice the right of any party in interest to seek a stay pending appeal of any order that is not a Final Order.

F.                                      Withholding and Reporting Requirements

In connection with this Plan and all instruments issued in connection herewith and distributions hereunder, the DGI Liquidating Trust and the Liquidating Trustee shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Liquidating Trustee may require, as a condition to receipt of a distribution, that the Holder of a Claim provide such Holder’s taxpayer identification number and such other information and certification (including Form W-8 and Form W-9) as the Liquidating Trustee may deem necessary to comply with applicable tax reporting and withholding laws.  For the avoidance of doubt, neither the Debtor nor any successors in interest to the Debtor will contend that this Plan operates to waive transfer taxes associated with the transaction approved by the Sale Order.

G.                                    Tax Exemption

Pursuant to Bankruptcy Code § 1146, any transfers from the Debtor, the DGI Liquidating Trust or the Liquidating Trustee to any other Person or entity pursuant to this Plan, or any agreement regarding the transfer of title to or ownership of the Debtor’s or the DGI Liquidating Trust’s real or personal property, or the issuance, transfer or exchange of any security under this Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by this Plan, including, without limitation, any transfers to or by the Liquidating Trustee of the Debtor’s or the DGI Liquidating Trust’s property in implementation of or as contemplated by this Plan (including, without limitation, any subsequent transfers of property by the Liquidating Trustee) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment.  Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

H.                                    Governing Law

Except to the extent a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless specifically stated, the rights, duties and obligations arising under this Plan, any agreements, documents and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control), and, with respect to the Debtor and the DGI Liquidating Trust, corporate governance matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles.

I.                                         Severability

After the Effective Date, should the Bankruptcy Court or any other court of competent jurisdiction determine that any provision in this Plan is either illegal on its face or illegal as applied to any Claim, such provisions shall be unenforceable either as to all Holders of Claims or as to the Holder of such Claim as to which the provision is illegal, respectively.  Such a determination of unenforceability shall in no way limit or affect the enforceability and operative effect of any other provision of this Plan.

J.                                      Revocation

The Debtor, in consultation with the Committee, reserves the right to revoke and withdraw this Plan prior to the Confirmation Date.  If the Debtor revokes or withdraws this Plan, then this Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor, the Committee or any other Person or to prejudice in any manner the rights of the Debtor, the Committee or any Person in any further proceedings involving the Debtor, or be deemed an admission by the Debtor and/or the Committee.

K.                                    Construction

The rules of construction as set forth in Bankruptcy Code § 102 shall apply to the construction of this Plan.

L.                                     Plan Controls Disclosure Statement

In the event and to the extent any provision of this Plan is inconsistent with any provision of the Disclosure Statement, the provisions of this Plan shall control and take precedence.

M.                                  Amendments and Modifications

The Debtor may alter, amend or modify this Plan under Bankruptcy Code § 1127(a) at any time prior to the Confirmation Hearing.  After the Confirmation Date and prior to “substantial consummation” (as such term is defined in Bankruptcy Code § 1101(2)) of this Plan, the Debtor in consultation with the Committee or the Liquidating Trustee in consultation with the Trust Oversight Committee may institute proceedings in the Bankruptcy Court pursuant to Bankruptcy Code § 1127(b) to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, and pursue such matters as may be necessary to carry out the purposes and effects of this Plan, by the filing of a motion on notice to the Bankruptcy Rule 2002 service list only, and the solicitation of all Creditors and other parties-in-interest shall not be required.

N.                                    Notices

Any notices required under this Plan or any notices or requests of the Debtor or the Liquidating Trustee by parties in interest under or in connection with this Plan shall be in writing and served either by (i) certified mail, return receipt requested, postage prepaid, (ii) hand delivery, or (iii) reputable overnight delivery service, all charges prepaid, and shall be deemed to have been given when received by each of the following parties:

To the Debtor, the DGI Liquidating Trust and the Liquidating Trustee:

To Liquidating Trustee:

Walker, Truesdell, Roth & Associates, Inc.

380 Lexington Avenue, Suite 1014

New York, New York 10168

To Debtor’s Counsel:

Richards, Layton & Finger, P.A.

Attn:  Mark D. Collins, Esq.

Christopher M. Samis, Esq.

One Rodney Square

920 N. King Street

Wilmington, DE 19801

To Committee’s Counsel:

Shearman & Sterling LLP

Attn:  Andrew V. Tenzer, Esq.

Solomon J. Noh, Esq.

599 Lexington Avenue

New York, NY 10022

O.                                   Filing of Additional Documents

On or before substantial consummation of this Plan, the Debtor may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

P.                                     Direction to a Party

From and after the Effective Date, the Debtor, the DGI Liquidating Trust or the Liquidating Trustee may apply to the Bankruptcy Court for the entry of an order directing any Person to execute or deliver or to join in the execution or delivery of any instrument or document reasonably necessary or reasonably appropriate to effect a transfer of properties dealt with by this Plan, and to perform any other act (including the satisfaction of any lien or security interest) that is reasonably necessary or reasonably appropriate for the consummation of this Plan.

Q.                                   Successors and Assigns

The rights, duties and obligations of any Person named or referred to in this Plan, including all Creditors, shall be binding on, and shall inure to the benefit of, the successors and assigns of such Person.

Dated:  April 5, 2010

Respectfully submitted,

DGI Resolution, Inc., f/k/a deCODE
genetics, Inc.

/s/ Dr. Kari Stefansson
Name: Dr. Kari Stefansson
Title: President

Exhibit A

Assumption Schedule(1)

NONE.

(1) Each agreement listed on this Exhibit A shall include all amendments to such agreement.  The inclusion of post-petition agreements on this Exhibit A is for clarity only and does not by negative implication or otherwise result in the “rejection” of any post-petition agreement not listed with specificity.  Additionally, the Debtor reserves the right to contest the characterization of any agreement listed on this Exhibit A as an executory contract.

Exhibit B

Insurance Policies

Fiduciary Liability	$3,000,000.00	Chubb	3580-84-04 Paid in Full

Directors & Officers Liability	$2,500,000.00	Chubb Insurance Company of Europe S.A.	82177921

	$12,500,000.00 in excess of $2,500,000.00	Lloyd’s of London	B0595FD0684202009

	$10,000,000.00 in excess of $15,000,000.00	Lloyd’s of London	B0595FD0684302009

	$5,000,000.00 in excess of $25,000,000.00	XL Insurance Company Limited	B0595FD0684402009